Exhibit 99.1
PRESS RELEASE
Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)
Panera Bread Company Reports Q2 2011 diluted EPS of $1.18, up 39%
HIGHLIGHTS
•	Q2 2011 revenue growth up 19% over Q2 2010 to $451 million
•	Q2 2011 Company-owned comparable net bakery-cafe sales up 4.4%
•	Two year Company-owned comparable net bakery-cafe sales up 14.0%
•	Q2 YTD 2011 Company-owned new unit AWS at $43,449 over $42,755 in Q2 YTD FY 2010
•	FY 2011 new unit development target increased to 100 to 105 units
•	FY 2011 EPS target increased to $4.54 to $4.58 (up 25% to 26% versus FY 2010)
St. Louis, MO, July 26, 2011 — Panera Bread Company (Nasdaq: PNRA) today reported net income of $36 million, or $1.18 per diluted share, for the fiscal second quarter ended June 28, 2011. The second quarter of fiscal 2011 results compare to net income of $27 million, or $0.85 per diluted share, for the second quarter ended June 29, 2010, and represent a 39% year-over-year increase in diluted earnings per share.
For the twenty-six weeks ended June 28, 2011, net income was $68 million, or $2.27 per diluted share. These results compare to net income of $53 million, or $1.67 per diluted share, for the twenty-six weeks ended June 29, 2010, and represent a 36% year-over-year increase in diluted earnings per share.
The Company’s second quarter and year-to-date fiscal 2011 consolidated statements of operations and margin analyses are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	June 28, 2011	June 29, 2010	Change

Total revenue	$451,080	$378,124	19%
Net income	$35,710	$26,704	34%
Diluted earnings per share	$1.18	$0.85	39%
Shares used in diluted EPS	30,198	31,152

	For the 26 Weeks Ended		Percentage
	June 28, 2011	June 29, 2010	Change

Total revenue	$873,180	$742,334	18%
Net income	$68,484	$52,549	30%
Diluted earnings per share	$2.27	$1.67	36%
Shares used in diluted EPS	30,173	31,519

Second Quarter Fiscal 2011 Results and Business Review
Comparable Net Bakery-Cafe Sales Growth
In the second quarter of fiscal 2011, Company-owned comparable net bakery-cafe sales increased 4.4%, franchise-operated comparable net bakery-cafe sales increased 3.6%, and system-wide comparable net bakery-cafe sales increased 3.9% compared to the comparable period in fiscal 2010. Two year Company-owned comparable net bakery-cafe sales increased 14.0%, two year franchise-operated comparable net bakery-cafe sales increased 13.7%, and two year system-wide comparable net bakery-cafe sales increased 13.8%.
The Company-owned comparable net bakery-cafe sales increase of 4.4% in the second quarter of fiscal 2011 was comprised of year-over-year transaction growth of 2.9% and average check growth of 1.5%. Average check growth was comprised of retail price increases of approximately 2.5% and negative mix impact of approximately (1.0)%. A schedule of comparable net bakery-cafe sales information is attached as Schedule III.
New Unit Development and AWS
During the second quarter of fiscal 2011, the Company opened 13 new bakery-cafes and its franchisees opened 15 new bakery-cafes. As a result, there were 1,493 bakery-cafes open system-wide as of June 28, 2011. Additionally, during the second quarter of fiscal 2011, the Company completed the purchase of substantially all the assets and certain liabilities of 25 bakery-cafes from its Milwaukee franchisee.

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of March 29, 2011	665	802	1,467
Bakery-cafes opened	13	15	28
Bakery-cafes closed	—	(2)	(2)
Bakery-cafes acquired	25	(25)	—

Bakery-cafes as of June 28, 2011	703	790	1,493

Average weekly sales (“AWS”) for Company-owned new units year-to-date through the second quarter of fiscal 2011 was $43,449 compared to $42,755 in the same period of fiscal 2010. AWS for franchise-operated new units year-to-date through the second quarter of fiscal 2011 was $44,550 compared to $39,398 in the same period of fiscal 2010. A schedule of the second quarter and year-to-date fiscal 2011 AWS is attached as Schedule II.
Operating Margin
In the second quarter of fiscal 2011, the Company generated operating margin improvement of approximately 50 basis points compared to the second quarter of fiscal 2010. This operating margin improvement was primarily driven by structural improvements in labor expense and timing benefits in general & administrative expenses, a portion of which is expected to reverse later in this fiscal year.

Use of Capital
In April 2011, the Company completed the purchase of substantially all the assets and certain liabilities of 25 bakery-cafes owned by its Milwaukee franchisee. The Company’s results for the second quarter of fiscal 2011 were not materially impacted by the acquisition. The Company expects the acquisition to be $0.01 to $0.02 accretive in fiscal 2011 after integration costs and $0.04 to $0.06 accretive in fiscal 2012 ($0.03 to $0.04 incremental accretion versus fiscal 2011).
Third and Fourth Quarter of Fiscal 2011 Outlook
Third and Fourth Quarter of Fiscal 2011 Targets
Diluted EPS Target
For the third quarter of fiscal 2011, the Company is targeting earnings per diluted share of $0.92 to $0.94 versus $0.75 per diluted share in the third quarter of fiscal 2010. If the Company meets this target, diluted earnings per share will grow 23% to 25% in the third quarter of fiscal 2011 versus the comparable period in fiscal 2010.
The Company’s earnings per diluted share target is $1.35 to $1.37 for the fourth quarter of fiscal 2011, versus $1.21 per diluted share in the fourth quarter of fiscal 2010, which implies diluted earnings per share growth of 12% to 13%.
The third and fourth quarter of fiscal 2011 diluted earnings per share targets include the following key assumptions:
Comparable Net Bakery-Cafe Sales Growth
The range for the Company’s third quarter of fiscal 2011 Company-owned comparable bakery-cafe sales growth is targeted at 4.5% to 5.5% over the comparable period in fiscal 2010. The third quarter of fiscal 2011 Company-owned target assumes transaction growth of approximately 2.0% and average check growth of approximately 3.0%, consisting of a year-over-year price increase of approximately 2.5% and mix impact on check growth of 0.0% to 1.0%. Company-owned comparable bakery-cafe sales growth for the first twenty-seven days of the third quarter of fiscal 2011 was 4.8%, 5.7% excluding the calendar week that included the July 4th holiday in 2011, during which Company-owned comparable bakery-cafe sales growth was 1.8%.
The Company is also targeting comparable bakery-cafe sales growth of 4.5% to 5.5% for the fourth quarter of fiscal 2011. This target assumes flat transaction growth and average check growth of approximately 4.5% to 5.5%. The Company is targeting a year-over-year price increase of approximately 3.5% and mix impact on check growth of approximately 1.0% to 2.0%.

Operating Margin Improvement
In the third quarter of fiscal 2011, the Company is targeting 50 to 100 basis points of improvement in operating margin, and for the fourth quarter, a negative year-over-year decline in operating margin as inflation reaches its highest point of the year and the Company anniversaries the beginning of its structural labor and benefits improvement.
Updated Full Year Fiscal 2011 Outlook
Raising Full Year Fiscal 2011 Targets
Diluted EPS Target
The Company is raising its fiscal 2011 targeted earnings per diluted share to $4.54 to $4.58. If the Company meets its target, it would generate diluted earnings per share growth of 25% to 26% in fiscal 2011. This increased earnings per diluted share target is based on operating margin improvement at the high-end of the Company’s previously targeted margin range with a revised comparable bakery-cafe sales growth target at the low end of its previously targeted range. The operating margin improvement is driven by continuing better-than-expected results from the Company’s structural improvement initiatives related to labor and benefits. The moderated comparable bakery-cafe sales target is primarily the result of what the Company believes to be stronger macroeconomic headwinds than previously anticipated.
This full year fiscal 2011 diluted earnings per share target is based on the following key assumptions:
Comparable Net Bakery-Cafe Sales Growth
The Company is revising its target for Company-owned comparable bakery-cafe sales growth to the low end of its previously targeted range, approximately 4.5% for fiscal 2011. This target assumes transaction growth of 1.5% to 2.0% and average check growth of approximately 2.5% to 3.0% on average year-over-year pricing of approximately 2.5%.
New Unit Development and AWS
The Company is raising its new unit development range to the upper half of its previously targeted range and now expects approximately 100 to 105 system-wide new unit openings in fiscal 2011. The average weekly net sales performance for new Company-owned units is now expected to be at or above the high end of the Company’s previously targeted range of $37,000 to $39,000 for fiscal 2011.
Operating Margin Improvement
For fiscal 2011, the Company is expecting operating margin expansion at the high-end of its previously targeted range of 0 to 50 basis points versus the prior year.

Full Year 2012 Targets
The Company is initially targeting its fiscal 2012 diluted earnings per share growth rate at the lower end of its long-term earnings growth target of 15% to 20%, based on inflationary pressures and the Company’s deployment of capital to date, which as of today is less than 1% accretive to fiscal 2012 earnings growth. The Company continues to seek to use its cash at an appropriate return as it has for the last several years.
The Company’s fiscal 2012 EPS target assumes Company-owned comparable bakery-cafe sales growth of 4.0% to 5.0%, very little if any year-over-year operating margin improvement, and approximately 100 to 110 system-wide new unit openings.
Concluding Comment
Bill Moreton, CEO, commented, “We are pleased to deliver 39% earnings growth in the second quarter, marking the twelfth out of the last thirteen quarters of 20% plus growth, a record we feel very proud of. We are also raising our full year 2011 EPS growth target to 25% to 26%, based on strong operating trends. Our sales in the second quarter were driven by strong transaction growth, fueled by our past and current investments in the quality of our food, operations, and customer experience. Looking forward into 2012, we believe that these investments have set us up for another strong year.”

Notes:
The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, July 27, 2011 to discuss the second quarter of fiscal 2011 results, preliminary comparable net bakery-cafe sales results for the first 27 days of the third quarter of fiscal 2011, third quarter and full year targets and business outlook for fiscal 2011, and establishing initial full year targets for fiscal 2012. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.
We include in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company’s comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of our prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.
Comparable net bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable net bakery-cafe sales as defined or used by other companies. The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps it appreciate the effectiveness of our advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.
About Panera Bread Company
Panera Bread Company owns and franchises 1,493 bakery-cafes as of June 28, 2011 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” “estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 28, 2010 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	June 28, 2011	June 29, 2010
Revenues:
Bakery-cafe sales, net	$394,525	$322,424
Franchise royalties and fees	23,022	21,641
Fresh dough and other product sales to franchisees	33,533	34,059

Total revenue	451,080	378,124
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$117,249	$90,714
Labor	118,926	103,031
Occupancy	28,144	24,651
Other operating expenses	54,741	43,923

Total bakery-cafe expenses	319,060	262,319
Fresh dough and other product cost of sales to franchisees	28,625	27,802
Depreciation and amortization	19,707	16,915
General and administrative expenses	25,001	24,105
Pre-opening expenses	1,555	880

Total costs and expenses	393,948	332,021

Operating profit	57,132	46,103
Interest expense	197	165
Other (income) expense, net	(176)	3,010

Income before income taxes	57,111	42,928
Income taxes	21,401	16,273

Net income	35,710	26,655
Less: net loss attributable to noncontrolling interest	—	(49)

Net income attributable to Panera Bread Company	$35,710	$26,704

Earnings per common share attributable to Panera Bread Company:
Basic	$1.20	$0.86

Diluted	$1.18	$0.85

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,867	31,195

Diluted	30,198	31,512

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 26 Weeks Ended
	June 28, 2011	June 29, 2010
Revenues:
Bakery-cafe sales, net	$760,104	$634,924
Franchise royalties and fees	45,604	42,504
Fresh dough and other product sales to franchisees	67,472	64,906

Total revenue	873,180	742,334
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$223,458	$181,025
Labor	232,976	203,713
Occupancy	54,917	49,041
Other operating expenses	102,068	83,458

Total bakery-cafe expenses	613,419	517,237
Fresh dough and other product cost of sales to franchisees	56,649	52,637
Depreciation and amortization	38,801	33,924
General and administrative expenses	51,672	49,117
Pre-opening expenses	2,533	1,156

Total costs and expenses	763,074	654,071

Operating profit	110,106	88,263
Interest expense	422	333
Other (income) expense, net	(980)	3,316

Income before income taxes	110,664	84,614
Income taxes	42,180	32,114

Net income	68,484	52,500
Less: net loss attributable to noncontrolling interest	—	(49)

Net income attributable to Panera Bread Company	$68,484	$52,549

Earnings per common share attributable to Panera Bread Company:
Basic	$2.29	$1.69

Diluted	$2.27	$1.67

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,848	31,183

Diluted	30,173	31,519

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	June 28, 2011	June 29, 2010

Revenues:
Bakery-cafe sales, net	87.5%	85.3%
Franchise royalties and fees	5.1	5.7
Fresh dough and other product sales to franchisees	7.4	9.0

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.7%	28.1%
Labor	30.1	32.0
Occupancy	7.1	7.6
Other operating expenses	13.9	13.6

Total bakery-cafe expenses	80.9	81.4
Fresh dough and other product cost of sales to franchisees (2)	85.4	81.6
Depreciation and amortization	4.4	4.5
General and administrative expenses	5.5	6.4
Pre-opening expenses	0.3	0.2

Total costs and expenses	87.3	87.8

Operating profit	12.7	12.2
Interest expense	—	—
Other (income) expense, net	—	0.8

Income before income taxes	12.7	11.4
Income taxes	4.8	4.3

Net income	7.9	7.0
Less: net loss attributable to noncontrolling interest	—	—

Net income attributable to Panera Bread Company	7.9%	7.1%

(1)	As a percentage of Company net bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 26 Weeks Ended
	June 28, 2011	June 29, 2010
Revenues:
Bakery-cafe sales, net	87.1%	85.5%
Franchise royalties and fees	5.2	5.7
Fresh dough and other product sales to franchisees	7.7	8.7

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.4%	28.5%
Labor	30.7	32.1
Occupancy	7.2	7.7
Other operating expenses	13.4	13.1

Total bakery-cafe expenses	80.7	81.5
Fresh dough and other product cost of sales to franchisees (2)	84.0	81.1
Depreciation and amortization	4.4	4.6
General and administrative expenses	5.9	6.6
Pre-opening expenses	0.3	0.2

Total costs and expenses	87.4	88.1

Operating profit	12.6	11.9
Interest expense	—	—
Other (income) expense, net	(0.1)	0.4

Income before income taxes	12.7	11.4
Income taxes	4.8	4.3

Net income	7.8	7.1
Less: net loss attributable to noncontrolling interest	—	—

Net income attributable to Panera Bread Company	7.8%	7.1%

(1)	As a percentage of Company net bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information
System-Wide AWS

	2011 [a]	2010	2009	2008	2007	2006
AWS	$43,687	$42,852	$39,926	$39,239	$38,668	$39,150

[a]	Represents year-to-date System-Wide AWS at the end of the fiscal second quarter of 2011.

	2011 Company-Owned AWS By Year Opened						Year-Over-Year Change in Company-Owned AWS
		2010	2009	2011	2010		2010	2009
	2011 Opens [b]	Opens [b]	Opens & Prior	Acquisitions	Acquisitions	Total	Opens [c]	Opens & Prior	AWS Total
Bakery-Cafes	21	42	575	25	40	703
Q1 11	$49,551	$39,075	$42,497	—	$46,244	$42,532	-30.4%	3.7%	3.6%
Q2 11	$42,184	$39,255	$44,021	$45,493	$50,516	$44,118	-0.7%	4.8%	5.2%
2011 YTD	$43,449	$39,165	$43,258	$45,493	$48,380	$43,340	-8.4%	4.2%	4.5%

[b]	2011 and 2010 Company-owned AWS excludes 2011 and 2010 acquisition data.

[c]	Change in Company-owned AWS in 2011 from 2010 compares 42 bakery-cafes in 2011 against 11 bakery-cafes at the end of the fiscal second quarter of 2010.

	2011 Franchise-Operated AWS By Year Opened						Year-Over-Year Change in Franchise-Operated AWS
	2011	2010	2009	2011	2010		2010	2009
	Opens [d]	Opens [d]	Opens & Prior	Acquisitions [f]	Acquisitions	Total	Opens [e]	Opens & Prior	AWS Total
Bakery-Cafes	26	33	726	2	3	790
Q1 11	$45,532	$38,246	$43,862	$20,157	$35,525	$43,568	-13.5%	2.9%	2.2%
Q2 11	$44,313	$38,305	$44,783	$18,768	$35,813	$44,398	-0.1%	2.5%	1.8%
2011 YTD	$44,550	$38,275	$44,317	$19,254	$35,669	$43,982	-2.9%	2.7%	2.0%

[d]	2011 and 2010 Franchise-operated AWS excludes 2011 and 2010 acquisition data.

[e]	Change in Franchise-operated AWS in 2011 from 2010 compares 33 bakery-cafes in 2011 against 10 bakery-cafes at the end of the fiscal second quarter of 2010.

[f]	Represents two Paradise bakery-cafes.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 11	8	11	19	Q1 10	3	5	8
Q2 11	13	15	28	Q2 10	8	5	13
Q3 11				Q3 10	10	12	22
Q4 11				Q4 10	21	12	33

2011 YTD	21	26	47	2010 YTD	42	34	76
AWS — average weekly net sales for the time periods indicated.

PANERA BREAD COMPANY
Schedule III — Comparable Net Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 26 weeks ended
	April 26, 2011	May 31, 2011	June 28, 2011	June 28, 2011	June 28, 2011
Company-owned	4.7%	4.8%	3.5%	4.4%	3.8%
Franchise-operated	4.7%	3.7%	2.3%	3.6%	3.5%
System-wide	4.7%	4.2%	2.8%	3.9%	3.7%
Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable net bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and such acquisition date occurred prior to the first day of our prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.